UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________________________

Date of Report

July 31, 2018

(Date of earliest event reported)

ERBA Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

14100 NW 57th Court Miami Lakes, Florida		33014
(Address of principal executive offices)		(Zip Code)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, ERBA Diagnostics, Inc. (the “Company”) has a secured, revolving credit facility of up to $5,000,000 with Citibank, N.A. (“Citibank”), pursuant to those certain Business Loan Agreement, as amended, and an amended and restated Promissory Note (collectively, the “Citibank Facility”). As previously reported, the maturity date of the Citibank Facility is July 31, 2018.

As previously reported, (i) on November 30, 2016, the Company entered into a promissory note, effective as of November 28, 2016, in favor of Erba Diagnostics Mannheim GmbH (“Erba Mannheim”), which provides for an unsecured loan of up to $1,000,000; (ii) on June 16, 2017, the Company entered into a promissory note in favor of Erba Mannheim, which provides for an unsecured loan of up to $750,000; (iii) on September 28, 2017, the Company entered into a promissory note in favor of Erba Mannheim, which provides for an unsecured loan of up to $500,000; and (iv) on February 28, 2018, the Company entered into a promissory note in favor of Erba Mannheim, which provides for an unsecured loan of up to $500,000 (collectively, the “Mannheim Notes”).

On July 31, 2018, the Company entered into a Convertible Promissory Note in favor of Erba Mannheim, which provides for a loan of up to $8,000,000 (the “Convertible Promissory Note”). Amounts outstanding under the Convertible Promissory Note will accrue interest at the rate of three and one-half percent (3.5%) per annum and will become due and payable on July 30, 2021 (the “Maturity Date”), subject to earlier conversion or, upon the occurrence of certain specified events of default, acceleration. The proceeds of the Convertible Promissory Note are being used (i) to timely repay, on or prior to its maturity, the outstanding principal balance and unpaid accrued interest under the Citibank Facility, (ii) to consolidate the Mannheim Notes, and (iii) for working capital and general corporate purposes.

Pursuant to the Convertible Promissory Note, prior to the Maturity Date, Erba Mannheim has the right to convert the Convertible Promissory Note into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), so long as the following conditions precedent are satisfied: (i) the Company has become “current” (as such term is defined in the Convertible Promissory Note) with its reporting requirements with the Securities and Exchange Commission; (ii) a period of forty-five (45) calendar days has elapsed since the Company became “current”; (iii) the Company has continued to be “current” since the date that it became “current”; and (iv) the Company is “current” when Erba Mannheim exercises its right to convert the Convertible Promissory Note.

Pursuant to the Convertible Promissory Note, subject to the satisfaction of the foregoing conditions precedent, Erba Mannheim may elect to convert the Convertible Promissory Note, in whole or in part, into the number of shares of Common Stock determined by dividing the unpaid principal and accrued and unpaid interest under the Convertible Promissory Note by the average closing price of a share of Common Stock, such average calculated based upon the fifteen (15) calendar days prior to the date on which Erba Mannheim delivered to the Company written notice of its election to exercise its right to convert the Convertible Promissory Note; provided, however, that in no event will the number of shares of Common Stock issued as a result of the conversion of the Convertible Promissory Note exceed 48,752,675 shares of Common Stock, which is the number of shares of Common Stock issued and outstanding on July 31, 2018. The closing of the conversion contemplated by the Convertible Promissory Note will take place at least six (6) business days, but no more than 30 calendar days, after Erba Mannheim delivers to the Company written notice of its election to exercise its right to convert the Convertible Promissory Note.

The Company may pre-pay the Convertible Promissory Note in whole or in part without penalty; provided, however, that if, prior to the Company becoming “current” and prior to the Maturity Date, a “corporate transaction” (as such term is defined in the Convertible Promissory Note) occurs and the Company pre-pays in full the Convertible Promissory Note, then the Company shall also pay Erba Mannheim a one-time pre-payment fee equal to $80,000.

The Convertible Promissory Note contains other representations, warranties, conditions, covenants and agreements that the Company believes are customary for transactions of this type.

The Convertible Promissory Note, and the transactions contemplated thereby, were approved by the Audit Committee of the Company’s Board of Directors as well as by all of the independent directors serving on the Company’s Board of Directors.

The foregoing description of the Convertible Promissory Note does not purport to be complete. Such description is only a summary and is qualified in its entirety by reference to the full text of the Convertible Promissory Note, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 2.03 in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit 10.1 – Convertible Promissory Note, dated July 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERBA DIAGNOSTICS, INC.

Dated: July 31, 2018	By:	/s/ David Barka
David Barka,
Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Convertible Promissory Note, dated July 31, 2018.